ADDENDUM TO EMPLOYMENT AGREEMENT DATED

October 18, 2018

BY AND BETWEEN

NEW WORLD TECHNOLOGIES, INC.

(the “Company”)

and

HANK TUCKER

(the “Employee”)

This Addendum (“Addendum”), made and entered into this 4th day of March, 2019 (the “Effective Date”), shall modify and, to the extent inconsistent with, amend that Employment Agreement between NEW WORLD TECHNOLOGIES, INC. (the “Company”) and HANK TUCKER (the “Employee”) (the “Agreement”). Except as expressly set forth in the Addendum, all capitalized terms shall have the meanings assigned to them in the Preprinted Employment Agreement. The Preprinted Employment Agreement, as modified and amended by this Addendum and all riders and exhibits attached hereto, shall be referred to as the “Agreement”.

The Company and Employee agree to the following changes and/or additions to the Agreement:

Section 6(a) Base Salary shall be replaced, in its entirety, to the following language:

(a)	Base Salary. For all services rendered by Executive during the Employment Period, including compensation that Executive would otherwise had been eligible to receive as the Chairman of the Board, the Executive shall be eligible, as of the Effective Date, for a base salary as provided for in Exhibit A attached hereto. This amount shall be payable in equal installments, in arrears, if applicable, and according to the Company’s customary payroll practices, less all amounts required to be withheld by federal, state, or local law, as well as all applicable deductions authorized by Executive or required by law. Executive has the option to carry major medical insurance and be compensated as an independent contractor to the Company until the 1st of July, 2019. At such time, Executive’s base salary shall commence and be paid according the Exhibit A. The compensation committee of the Board (the “Compensation Committee”) shall meet at least annually to review Executive’s Base Salary and other compensation. The Base Salary, at the discretion of the Compensation Committee, may be increased but may not be decreased during the Employment Period.

Section 6(b) Deferred Payment shall be replaced, in its entirety, to the following language:

(b)	Deferred Payment. Notwithstanding Section 6(a) above, in the event that the Monthly Cash Flow of the Company for any month during the first Twelve (12) months following July 1, 2019 is insufficient to pay the Base Salary installment(s) for that month, then the Company shall have the right to suspend its obligation to pay such installment(s) during that month (a “Deferred Payment”); provided that the Company’s right to suspend payment of a Deferred Payment may be exercised by the Company no more than two (2) times during the Twelve (12) months following July 1, 2019. Deferred Payment(s) shall be due and payable on or before the first anniversary of July 1, 2020. The term “Monthly Cash Flow” means the cash flow of the Company for a calendar month, calculated pursuant to the Company’s normal accounting practices. To exercise its right to suspend payment of a Deferred Payment, the Company, prior to the due date of the applicable installment, must deliver to Executive a written notice that states that the Company (i) is exercising its right to suspend payment of a Deferred Payment under this Section 6(b), and (ii) acknowledges that the Deferred Payment shall be due and payable on or before the first anniversary of July 1, 2020.

Exhibit A Base Salary Schedule shall be replaced, in its entirety, to the following language:

EXHIBIT A

BASE SALARY SCHEDULE

Year “1” - October 18th 2018 to May 1st 2019

Zero ($0.00) per month

-	May 1st 2019 to January 1st 2020

Seventeen Thousand Three Hundred ($17,300) per month

Annually - One Hundred Eighty Thousand ($138,400)

Year “2” - Eighteen Thousand ($18,000) per month

Annually- Two Hundred Sixteen Thousand ($216,000)

Year “3” - Twenty Thousand ($20,000) per month

Annually - Two Hundred Forty Thousand ($240,000)

Year “4” - Twenty Two Thousand ($22,000) per month

Annually- Two Hundred Sixty Four Thousand ($264,000)

Year “5” - Twenty Five Thousand ($25,000) per month

Annually- Three Hundred Thousand ($300,000)

All other provisions and conditions of the original Employment Agreement remain the same except as adjusted herein.

In witness thereof, the parties have executed this employment agreement addendum on the day and year first above written.

By:		By:
	Officer / Director		Hank Tucker